Exhibit 99.6

STATE OF CALIFORNIA-- BUSINESS, TRANSPORTATION AND HOUSING AGENCY	Edmond G. Brown, Jr., Governor

DEPARTMENT OF CORPORATIONS Supporting a Fair & Secure Financial Services Marketplace for all Californians Jan Lynn Owen Commissioner of Corporations Los Angeles, California

April 26, 2013

IN REPLY REFER TO: FILE NO: 309-4786

Mr. Michael Crane
Blue Sky MLS, Inc.
35 Waterview Blvd.
Parsippany, NJ 07054

Issuer: OMAGINE, INC.

Dear Mr. Crane:

We are enclosing the Order issued in the above-entitled matter. In accordance with California Corporations Code (CC) Section 25114, the qualification of the securities identified in the application filed on October 2, 2012 of the above-referenced issuer is effective, subject to SEC effectiveness, for a period of 12 months from the date hereof.  No Stop Order or Order under CC Section 25143(a) is in effect.

Please be advised that the exemption from CC Section 25104(h) has been withheld.

CC Section 25145 requires that any issuer qualifYing securities in this state shall at all times keep and maintain a complete set of books, records and accounts of such sales and disposition of the proceeds thereof.  Please advise the Department of the location of said documents of the issuer.

Sincerely,

/s/ Shohreh Aram
Senior Corporations Counsel

(213) 576-7584

Enclosure

SACRAMENTO 958I4-4052 l5I5 K STREET, SUITE 200 (916) 445-7205	SAN FRANCISCO 94104 ONE SANSOME STREET, SUITE 600 (4I5) 972-8559	LOS ANGELES 900I3-2344 320 WEST 4 '"STREET, SUITE 750 (2I3) 576-7500	SAN DIEGO 92IOI-3697 I350 FRONT STREET, ROOM 2034 (6I9) 525-4233

STATE OF CALIFORNIA

BUSINESS, TRANSPORTATION AND HOUSING AGENCY
DEPARTMENT OF CORPORATIONS

File No.  309-4786

Issuer: OMAGINE INC.

ORDER

The order Postponing Effectiveness of Qualification dated October 15, 2012 is hereby vacated. The qualitlcation of the sale of securities described in the application tiled on February 7, 2012 is accelerated to the date hereof.

An extension of time to and including the filing date of this application is hereby granted to tile an application for qualitlcation pursuant to section 25111 of the Corporate Securities Law of 1968, as amended.

The filing periods required by Section 25111(c) of the Corporate Securities Law of 1968, as amended, are waived.

The exemption from the provisions of Section 25130 of the Corporate Securities Law of 1968, as amended, provided by Section 25104(h) of said Law is withheld with respect to all securities of this Issuer qualitled by the qualitlcation dated the date hereof and all outstanding securities of the same class.

Dated:  Los Angeles, California

Jan Lynn Owen
California Corporations Commissioner

April 26, 2013	By:	/s/ Shohreh Aram
Shohreh Aram
Senior Corporations Counsel